Exhibit (d)(25)(ii)

EQ ADVISORS TRUST

REVISED FORM OF AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of June 1, 2014 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Franklin Advisers Inc., a corporation organized under the laws of the State of California (“Franklin Advisers” or “Adviser”).

FMG LLC and Franklin Advisers (collectively, “Parties”) agree to modify the Investment Advisory Agreement dated as of May 1, 2011 (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints Franklin Advisers to serve as the Adviser to an Allocation Portion of the Multimanager Mid Cap Growth Portfolio (“New Portfolio”).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/Franklin Core Balanced Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolio specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond August 31, 2014 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning June 1, 2014 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

6. All capitalized terms not otherwise defined herein shall have the meaning set forth in the Agreement.

IN WITNESS WHEREOF, the Parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		FRANKLIN ADVISERS, INC.

By:		By:
	Steven M. Joenk		Name:
	Chairman, Chief Executive Officer and President		Title:

APPENDIX A

TO

REVISED FORM OF AMENDMENT NO. 1 TO

INVESTMENT ADVISORY AGREEMENT

The Manager shall pay the Adviser monthly compensation computed daily at an annual rate equal to the following:

Portfolio	Annual Advisory Fee*
EQ/Franklin Core Balanced**

0.625% of the Related Portfolios’ average daily net assets up to and including $50 million;

0.465% of the Related Portfolios’ average daily net assets in excess of $50 million up to and including $200 million; 0.375% of the Related Portfolios’ average daily net assets in excess of $200 million up to and including $500 million;

0.35% of the Related Portfolios’ average daily net assets in excess of $500 million.

Multimanager Mid Cap Growth Portfolio**	0.65% of the Related Portfolios’ average daily net assets up to and including $200 million; and 0.55% of the Related Portfolios’ average daily net assets in excess of $200 million.

*	For purposes of determining the annual advisory fee rate pursuant to this Schedule A, the assets of the EQ/Franklin Balanced Portfolio and Multimanager Mid Cap Growth Portfolio advised by the Adviser shall be aggregated with the assets of the following Portfolios’ allocated to the Adviser and its Affiliates: EQ/Templeton Global Equity Portfolio, EQ/AXA Franklin Small Cap Value Core Portfolio, Multimanager Small Cap Value Portfolio of AXA Premier VIP Trust and EQ/mutual Large Cap Equity Portfolio (collectively, the “Related Portfolios”). The aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of each of the EQ/Franklin Core Balanced Portfolio and Multimanager Mid Cap Growth Portfolio to determine the annual advisory fee rate.
**	The Portfolio has been designated a “multi-advised portfolio” and Franklin Advisers, Inc. receives a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.